AMENDMENT TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this "Amendment")

is made as of April 21, 2026 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York ("BBH&Co."), and ZACK TRUST, a Delaware statutory trust (the "Fund"), on behalf of each Po1ifolio listed on Appendix A to the Agreement.

WHEREAS, BBH&Co. and the Fund entered into a Custodian and Transfer Agent Agreement, dated as of May 19, 2021 (as amended, modified and/or supplemented to date, the "Agreement;" all capitalized terms used but not defined herein shall have the meanings set fo1ih in the Agreement); and

WHEREAS, BBH&Co. and the Fund desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BBH&CO. and the Fund hereby agree as follows:

1.	The Agreement is hereby amended by adding the attached Appendix A to the Agreement.

2.	This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and BBH&Co. shall be protected in relying on the photocopy or telefax until BBH&Co. has received the original of the Agreement.

3.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.	This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

/s/ Daniel Montoya

Name: Daniel Montoya

Title: Managing Director

Date: 22 April 2026

ZACKS TRUST

on behalf of and for the account of each Portfolio listed on Appendix A

By: /s/Mitch Zacks

Name: Mitch Zacks

Title: CEO

Date: April 21, 2026

APPENDIX A

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

dated as of May 19, 2021, between Brown Brothers Harriman & Co. and Zacks Trust,

on behalf of each Portfolio listed on Appendix A hereto

(Updated as of April 21, 2026)

I

LIST OF PORTFOLIOS

Zacks Earning Consistent Portfolio ETF

Zacks Small/Mid Cap ETF

Zacks Focus Growth ETF

Zacks Quality International ETF

Zacks Income ETF

Zacks Preferred Income ETF